TherapeuticsMD 8-K

Exhibit 10.0

SYMBOL: TXMD
TRADED: OTCQB
FOR IMMEDIATE RELEASE
May 16, 2012

 TOMMY G. THOMPSON, FORMER U.S. SECRETARY OF HEALTH
AND HUMAN SERVICES, JOINS THERAPEUTICSMD, INC. AS CHAIRMAN

FOR IMMEDIATE RELEASE – May 16, 2012 – Boca Raton, FL – TherapeuticsMD™, Inc. [OTCQB: TXMD], parent company of vitaMedMD®, LLC ("vitaMedMD"), a specialty pharmaceutical company ("TherapeuticsMD" or the "Company"), announced that on May 16, 2012 the Company's Board of Directors elected Tommy G. Thompson, former U.S. Secretary of Health and Human Services, as Chairman of its Board of Directors.  Robert G. Finizio, former Chairman of the Board, will continue to serve in his capacity as director and Chief Executive Officer of the Company.

Robert Finizio, the Company's Chief Executive Officer, stated, "We are honored to have someone with Secretary Thompson's background and understanding of the healthcare industry join our Board of Directors.  We look forward to the guidance that will be brought to our Company through Secretary Thompson's knowledge and experience."

As the former Secretary of the U.S. Department of Health & Human Services Secretary ("HHS") from February 2001 to January 2005, Secretary Thompson served as the nation’s leading advocate for the health and welfare of all Americans.  He worked to modernize and add prescription drug coverage to Medicare for the first time in the program’s history.  A leading advocate of welfare reform, Secretary Thompson focused on expanding services to seniors, people with disabilities, and low-income Americans. Additionally, he is recognized for his contributions to the U.S. response to the threat of bioterrorism and for his leadership in the fight against HIV/AIDS in the United States and abroad.

Secretary Thompson is the former Independent Chairman of the Deloitte Center for Health Solutions and is a former partner of the international law firm of Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”).  At the Deloitte Center for Health Solutions and at Akin Gump, Secretary Thompson built on his efforts at HHS to develop solutions to the health care challenges facing American families, businesses, communities, states and the nation as a whole. These efforts focus on improving the use of information technology in hospitals and doctors’ offices, promoting healthier lifestyles, strengthening and modernizing Medicare and Medicaid, and expanding the use of medical diplomacy around the world.

About TherapeuticsMD
TherapeuticsMD is a specialty pharmaceutical company focused on creating safe and effective therapies exclusively for women. The Company’s branded OTC and pharmaceutical products are designed to improve the health and well-being of women from pregnancy through menopause.  vitaMedMD provides dietary supplements and healthcare products focused on improving women’s health, wellness, and quality of life. Questions may be directed to Daniel A. Cartwright, the Company's Chief Financial Officer, at (561) 961-1911. More information on TherapeuticsMD is available on its website at www.therapeuticsmd.com. More information on vitaMedMD and its products are available at www.vitamedmdrx.com and www.vitamedmd.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities of TherapeuticsMD, Inc. Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws. The forward-looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

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